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Exhibit 99.1

      Press Release

SOURCE: Herbalife International Inc.

Herbalife To Be Acquired by Whitney & Co., LLC and Golden Gate Capital, Inc.

      Existing Management Will Continue To Lead Company

LOS ANGELES--April 10, 2002--Herbalife International Inc.
(NASDAQ NM: HERBA and HERBB) announced today it has entered into a definitive merger agreement providing for the acquisition of Herbalife by private equity firms Whitney & Co., LLC ("Whitney") and Golden Gate Capital, Inc. ("Golden Gate"). The transaction is valued at approximately $685 million.

The merger agreement calls for each holder of Class A and Class B Common Stock to receive $19.50 per share in cash, representing a premium of approximately
26.7 percent to holders of Class A Common Stock (April 10, 2002 closing price of $15.389) and a premium of approximately 35.4 percent to holders of Class B Common Stock (April 10, 2002 closing price of $14.40). The Company's charter requires in the event of a merger that holders of Class B Common Stock be entitled to receive the same per share consideration as the per share consideration received by holders of Class A Common Stock.

Frank Tirelli, President and CEO of Herbalife said, "We believe the decision by two such high quality firms as Whitney and Golden Gate Capital to acquire Herbalife not only provides an excellent return to our stockholders, but inures to the benefit of the Company, its distributors and its employees as well. The merger provides a solid foundation with committed, long-term investors dedicated to the future success of Herbalife."

"As a private company Herbalife will be able to focus all of its resources on its mission of improving peoples' lives by promoting wellness and health," Mr. Tirelli said. "We are confident that with the support of Whitney and Golden Gate Capital, the Company will be able to further solidify its leadership position in the $50 billion per year wellness industry."

Mr. Tirelli said that Herbalife management looks forward to working with the Whitney and Golden Gate Capital acquisition team.

The Company's Board of Directors approved the transaction following receipt of the unanimous recommendation of a Special Committee comprised of independent directors of the Company. The Company's Board of Directors and Special Committee received the opinions of Barrington Associates and Morgan Stanley & Co. Incorporated that the consideration to be paid to the Company's stockholders is fair from a financial point of view.
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"Herbalife has always distinguished itself as being responsive to distributor needs as it brings to consumers outstanding health and wellness products under a great brand," said Peter Castleman, Chairman & Managing Partner of Whitney & Co., LLC. "We are excited to partner with management and key distributors to invest in Herbalife's future."

"Herbalife is a solid company with a professional management team, a wealth of distributors worldwide, and a loyal customer base," said Jesse Rogers, Managing Director of Golden Gate Capital. "Under the direction of this management team, we believe it is possible to create new and greater opportunities for the company's distributors, while also managing the company more effectively."

Completion of the transaction is subject to customary closing conditions including approval by the stockholders of Class A stock and the securing of regulatory approvals. Whitney and Golden Gate have committed equity financing and have received debt-financing commitments in connection with the transaction. The transaction is expected to close in the late second quarter or early third quarter 2002.

Barrington Associates, an investment banking firm headquartered in Los Angeles, acted as financial advisor to Herbalife. Herbalife is being represented by Gibson, Dunn & Crutcher LLP and Whitney by Chadbourne & Parke LLP. Golden Gate is represented by Kirkland & Ellis.

About Herbalife

Founded in 1980 as a California limited partnership, Herbalife has become one of the largest weight management and nutritional supplement firms in the world. The Company offers a wide range of weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle. As of December 31, 2001, the Company conducted business in 54 countries in the Asia/Pacific Rim, Europe and the Americas. The Company's products are marketed primarily through a network marketing system comprising approximately one million distributors. In 2001, the Company had gross revenues of $1.7 billion.

About Whitney

Whitney & Co., LLC established in 1946 by the industrialist and philanthropist, John Hay Whitney, was one of the first U.S. venture capital firms pioneering the development of the private equity industry. Today, the firm remains a private partnership owned by the investing professionals and its main activity is to provide private equity and debt capital for middle market growth buyouts. Whitney manages approximately $5 billion of assets for major endowments, foundations and pension plans, and the firm is currently investing its fifth outside equity fund, Whitney V, a $1.1 billion fund, and its third private mezzanine debt fund. Whitney & Co. investment activities are focused on market leading companies that are poised for growth in a number of industries including healthcare and consumer products. Whitney & Co. is located in Stamford, Connecticut with an office in San Francisco and other professionals or affiliates in London, Tokyo and Hong Kong.

About Golden Gate
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Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $700 million of capital under management. Golden Gate is dedicated to partnering with world class management teams to invest in change-intensive, growth businesses. They target investments of up to $100 million in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts, and recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing.

Herbalife will file a Current Report on Form 8-K with the Securities and Exchange Commission regarding the proposed transaction, which will include a copy of the merger agreement.

Safe Harbor

         This press release contains certain forward-looking statements that involve risks and uncertainties that could affect actual future results. Such risks and uncertainties include, but are not limited to: the Company's ability to continue to attract, maintain, and motivate its distributors, changes in the regulatory environment affecting network marketing sales and sales of foods and dietary supplements, the effects of adverse publicity on sales, volatility in the Company's earnings, consumer acceptance of network marketing, economic conditions in the countries in which the Company operates, the presence of possible competitors, adverse publicity, in-region cultural or demographic factors, the risk associated with the successful consummation of the merger transaction and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings in recent years. For further information, please refer to the Company's Form 10-K for the year ended December 31, 2001.